UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 13, 2005

Alliance Gaming Corporation

(Exact name of registrant as specified in its charter)

Nevada	0-4281	88-0104066
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6601 S. Bermuda Rd.
Las Vegas, Nevada		89119
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (702) 270-7600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Acceleration of Unvested Options; Grant of Options

On June 13, 2005, the Board of Directors (the “Board”) of Alliance Gaming Corporation (the “Company”) approved the accelerated vesting of unvested stock options held by the Company’s employees, officers and directors with an exercise price of $15 or higher.  This accelerated vesting will affect options for approximately 3,700,000 shares of the Company’s common stock.  In order to prevent unintended personal benefits to individuals resulting from the accelerated vesting of options, the Company imposed sales restrictions on shares acquired upon exercise of these options that parallel the vesting requirements of the original options.

Included in the above vested options are the 195,000 options granted to each of the Company’s non-management directors in January 2004 at an exercise price of $24.65.  Directors may not sell any shares of stock acquired upon exercise of these vested options before January 8, 2008.  In addition, the Company issued each director 35,000 options with immediate vesting and an exercise price of $14.77.  These options have sales restrictions that prevent the sale of shares acquired upon exercise of the options before January 1, 2007.

The decision to accelerate vesting of these underwater stock options was made primarily to avoid recognizing compensation expense in the Company’s future income statements upon the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”), effective on July 1, 2005.  FAS 123R will require all share-based payments to Company employees, including grants of employee stock options, to be recognized in the Company’s financial statements based on their fair values.  Because the options subject to the accelerated vesting are “underwater”, the Company believes that these options may not be offering a sufficient incentive to employees when compared to the potential future compensation expense that the Company would incur under FAS 123R with respect to these options.  As a result of the accelerated vesting, the Company expects to reduce the stock option expense it otherwise would be required to record in fiscal 2006 by approximately $4,000,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Gaming Corporation
(Registrant)
Date	June 15, 2005

/s/ Steven M. Des Champs
(Signature)
Steven M. Des Champs, Senior Vice President and Chief Financial Officer